UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Bio-Imaging Technologies, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                   11-2872047
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(State of Incorporation or Organization)       (IRS Employer Identification No.)


      826 Newtown-Yardley Road
        Newtown, Pennsylvania                              18940
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(Address of Principal Executive Offices)                (Zip Code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|


SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
      N/A
-----------------
(If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

   Title of Each Class                        Name of Each Exchange on Which
   to be so Registered                        Each Class is to be Registered
   -------------------                        ------------------------------

None.


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                        Common Stock, $0.00025 par value
                        --------------------------------
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The capital stock of Bio-Imaging Technologies, Inc., a Delaware corporation (the "Company"), to be registered on the Nasdaq National Market is the Company's common stock, $0.00025 par value per share (the "Common Stock").

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. The holders of Common Stock do not have preemptive rights, sinking fund rights or rights to convert their Common Stock into other securities. The Company has no right to redeem shares of its Common Stock. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of legally available funds. In the event of a liquidation, dissolution or winding up, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities, subject to any superior claims of any shares of the then outstanding preferred stock, $0.00025 par value per share (the "Preferred Stock"). The rights of the holders of the Common Stock may be subject to the rights of the Preferred Stock that may be issued by the Board of Directors without stockholder approval.

     PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF THE COMPANY THAT MAY PREVENT A CHANGE IN CONTROL

     The Company's Certificate of Incorporation, as amended and restated from time to time, authorizes 1,750,000 shares of Preferred Stock. The Board of Directors has authority, without further vote of the stockholders, to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the rights, preferences, privileges and restrictions thereof, including, without limitation, dividend rights, dividend rates, conversion rights into other capital stock of the Company, voting rights, terms of redemption, redemption prices or the designations of such series.

     The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has not issued and has no plans to issue any of the Preferred Stock.

     The Company's Bylaws, as amended and restated from time to time, allow the Board of Directors to increase the number of directors serving on the Board of Directors, and the Bylaws state that a vacancy on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders called by the President, or a vote of a majority of the Board of Directors. This provision of the Bylaws may have the effect of delaying, deferring, or preventing a change in control of the Company, may discourage potential acquisition proposals, and may have the effect of preventing changes in the management of the Company.

ITEM 2.       EXHIBITS.

              Not applicable.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              Bio-Imaging Technologies, Inc.


Date: December 16, 2003                       By: /s/ Ted I. Kaminer
                                                 -------------------------------
                                                 Ted I. Kaminer
                                                 Chief Financial Officer